AMENDMENT NO. 3 TO THE

INVESTMENT AND TRANSACTION AGREEMENT

This AMENDMENT NO. 3 (this “Amendment No. 3”), dated as of October 3, 2019, to that certain Investment and Transaction Agreement, dated as of March 13, 2019 (as subsequently amended by that certain Amendment No. 1, dated as of May 16, 2019, and that certain Amendment No. 2, dated as of June 27, 2019, and as may be further amended, supplemented or modified from time to time in accordance with the terms thereof, the “Investment Agreement”), by and among I.D. Systems, Inc., a Delaware corporation (the “Company”), PowerFleet, Inc., a Delaware corporation and, as of the date hereof, a wholly-owned subsidiary of the Company (“Parent”), PowerFleet US Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Parent, and the investors set forth on Schedule I, annexed thereto, as such Schedule may be amended from time to time in accordance with the terms of the Investment Agreement. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Investment Agreement.

WHEREAS, the Investors have agreed to provide an additional $5,000,000 of financing to be evidenced by certain convertible promissory notes; and

WHEREAS, in accordance with Section 12.02 of the Investment Agreement, the Parties desire to amend the Investment Agreement to incorporate the terms and conditions of such convertible promissory notes as set forth herein.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendments

a. The following new recital shall be added to the Investment Agreement to be placed in between the fourth recital beginning “WHEREAS, Parent desires to issues and sell to the Investors” and the fifth recital beginning “WHEREAS, contemporaneous with the sale of the Investment Shares”:

“WHEREAS, contemporaneous with the sale of the Investment Shares, Parent desires to issue and sell to the Investors, and the Investors desire to purchase from Parent, convertible promissory notes in the form attached hereto as Exhibit I in the aggregate principal amount of $5,000,000 (together, the “Convertible Notes”), which shall convert automatically upon receipt of the Parent Stockholder Approval into shares of Series A Preferred Stock, based on the Series A Issue Price, as more particularly set forth in the Convertible Notes;”

b. A new Exhibit I shall be added to the Investment Agreement, which shall read as set forth on Exhibit A hereto.

c. Section 1.03 of the Investment Agreement is hereby amended by deleting said Section 1.03 in its entirety and replacing said Section 1.03 with the following:

“1.03 Purchase and Sale of the Investment Shares and the Convertible Notes. Parent and the Investors shall consummate the purchase and sale of the Investment Shares and the Convertible Notes effective as of 8:02 A.M. New York time on the Closing Date (the “Investment Effective Time”) in accordance with ARTICLE 4 of this Agreement.”

d. Section 4.01 of the Investment Agreement is hereby amended by deleting said Section 4.01 in its entirety and replacing said Section 4.01 with the following:

“4.01 Purchase and Sale of the Investment Shares and the Convertible Notes. Subject to the terms and conditions of this Agreement, at the Investment Effective Time, each Investor shall severally, and not jointly, purchase, and Parent shall issue and sell to each Investor: (a) Investment Shares in the amount set forth opposite such Investor’s name on the signature pages attached hereto in exchange for the portion of the Purchase Price equal to the Per Share Price multiplied by the number of Investment Shares to be purchased by such Investor and (b) a Convertible Note in the principal amount and against payment of the purchase price agreed upon by Parent and the Investors (the “Note Purchase Price”).”

e. Schedule 4.03 to the Investment Agreement is hereby amended and restated in its entirety to read as set forth on Schedule 1 hereto.

f. The Parties agree that each Convertible Note shall be issued to each Investor in the principal amount set forth under such Investor’s name on the signature pages attached to this Amendment No. 3.

g. The second sentence of Section 5.02 of the Investment Agreement is hereby amended by adding the words “(and, solely with respect to the issuance of Note Conversion Shares and the Note Underlying Shares, the receipt of the Parent Stockholder Approval)” after the words “(the “Stockholder Approval”).”

h. The first sentence of Section 5.03 of the Investment Agreement is hereby amended by adding the words “(and, solely with respect to the issuance of the Note Conversion Shares and the Note Underlying Shares, the receipt of the Parent Stockholder Approval)” after the words “and the receipt of the Stockholder Approval.”

i. Section 5.05 of the Investment Agreement is hereby amended by adding the following after the last sentence of said Section 5.05:

“Upon the due conversion of the Convertible Notes in accordance with the terms thereof, the Note Conversion Shares will be validly issued, fully paid and non-assessable and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Investment Documents or imposed by applicable securities laws and except for those created by the Investors. Parent has reserved a sufficient number of shares of Series A Preferred Stock for issuance upon the conversion of the Convertible Notes. Upon the due conversion of the Note Conversion Shares in accordance with the Parent Charter, the Note Underlying Shares will be validly issued, fully paid and non-assessable and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Investment Documents or imposed by applicable securities laws and except for those created by the Investors. Parent has reserved a sufficient number of shares of Common Stock for issuance upon the conversion of the Note Underlying Shares.”

j. Section 7.05 of the Investment Agreement is hereby amended by deleting said Section 7.05 in its entirety and replacing said Section 7.05 with the following:

“7.05 Reservation of Common Stock and Series A Preferred Stock. Parent shall at all times reserve and keep available out of its authorized but unissued shares of Parent Common Stock, solely for the purpose of providing for the conversion of the Investment Shares and the Note Conversion Shares, such number of shares of Parent Common Stock as shall from time to time equal the number of shares sufficient to permit the conversion of the Investment Shares issued pursuant to this Agreement and the Note Conversion Shares issuable pursuant to the Convertible Notes. Parent shall at all times reserve and keep available out of its authorized but unissued shares of Series A Preferred Stock, solely for the purpose of providing for the conversion of the Convertible Notes, such number of shares of Series A Preferred Stock as shall from time to time equal the number of shares sufficient to permit the conversion of the Convertible Notes issuable pursuant to the terms thereof. This covenant shall survive the Closing for so long as any Securities remain outstanding.”

k. Section 7.07 of the Investment Agreement is hereby amended by adding the following after the last sentence of said Section 7.07:

“Parent shall take all necessary action to cause the Note Underlying Shares to be listed on Nasdaq as soon as practically possible. If Parent (after the Parent Merger Effective Time) applies to have the Parent Common Stock (after the Parent Merger Effective Time) or other securities traded on any other principal stock exchange or market, it shall include in such application the Note Underlying Shares and will take such other action as is necessary to cause such Parent Common Stock to be so listed.”

l. The second sentence of Section 7.08 of the Investment Agreement is hereby amended by adding the words “and the Note Underlying Shares” after the words “the Conversion Shares.”

m. The third sentence of Section 7.08 of the Investment Agreement is hereby amended by adding the words “and Note Underlying Shares” after the words “Conversion Shares.”

n. The first sentence of Section 9.01 of the Investment Agreement is hereby amended by adding the words “and the Convertible Notes” after the words “the Investment Shares.”

o. The first sentence of Section 9.02 of the Investment Agreement is hereby amended by adding the words “and the Convertible Notes” after the words “the Investment Shares.”

p. Section 11.02(c) of the Investment Agreement is hereby amended by replacing the words “the Investment Shares or the Conversion Shares” with the words “the Securities.”

q. The first sentence of Section 12.10 of the Investment Agreement is hereby amended by adding the words “and/or Convertible Note” after the words “the Investment Shares.”

r. Section 12.12(b) of the Investment Agreement is hereby amended by adding the words “and the Convertible Notes” after the words “the Investment Shares.”

s. The definition of Investment Documents in Section 12.15 of the Investment Agreement is hereby amended by adding the words “the Convertible Notes,” after the words “the Registration Rights Agreement.”

t. The definition of Securities in Section 12.15 of the Investment Agreement is hereby amended by deleting said definition of Securities in its entirety and replacing said definition of Securities with the following:

“‘Securities’ means the Investment Shares, the Conversion Shares, the Convertible Notes, the Note Conversion Shares and the Note Underlying Shares.”

u. Section 12.15 of the Investment Agreement is hereby amended by adding thereto (in alphabetical order) the following new definitions:

“‘Note Conversion Shares’ means the shares of Series A Preferred Stock issuable upon conversion of the Convertible Notes.”

v. Section 12.15 of the Investment Agreement is hereby amended by adding thereto (in alphabetical order) the following new definitions:

“‘Note Underlying Shares’ means the shares of Parent Common Stock issuable upon conversion of the Note Conversion Shares.”

w. Section 12.15 of the Investment Agreement is hereby amended by adding thereto (in alphabetical order) the following new definitions:

“‘Parent Stockholder Approval’ has the meaning ascribed to such term in the Convertible Notes.”

2. No Third Party Rights. This Amendment No. 3 shall be for the sole benefit of the Parties and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any person or entity, other than the Parties and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

3. Counterparts; Effectiveness. This Amendment No. 3 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment No. 3 shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Amendment No. 3 shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Amendment No. 3 (in counterparts or otherwise) by electronic mail transmission (including in portable document format (pdf) or otherwise) or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Amendment No. 3. This Amendment No. 3 shall only serve to amend and modify the Investment Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Investment Agreement and the Disclosure Schedules which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein contained. On or after the date of this Amendment No. 3, each reference in the Investment Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Investment Agreement shall mean and be a reference to the Investment Agreement as amended by this Amendment No. 3, and this Amendment No. 3 shall be deemed to be a part of the Investment Agreement. Notwithstanding the foregoing, references to the date of the Investment Agreement, as amended hereby, “the date hereof” and “the date of this Agreement” shall continue to refer to March 13, 2019, and references to the date of the Amendment No. 3 and “as of the date of the Amendment No. 3” shall refer to October 3, 2019.

4. Amendments; Waiver. No supplement, modification or amendment of this Amendment No. 3 will be binding unless made by written agreement executed by all of the Parties, and any such modification or amendment shall be binding on all Parties.

5. Governing Law. This Amendment No. 3 shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the law of any other jurisdiction.

6. Representations. Each of the Parties represents and warrants to the other that this Amendment No. 3 has been duly authorized by such Party by all necessary corporate/partnership/company action, as applicable, duly executed by such Party, and is enforceable against such Party in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned Parties have caused this Amendment No. 3 to be duly executed as of the day and year first above written.

I.D. SYSTEMS, INC.

By:	/s/ Chris Wolfe
Name:	Chris Wolfe
Title:	Chief Executive Officer

Signature Page to Amendment No. 3 to the Investment and Transaction Agreement

INVESTOR:

ABRY Senior Equity V, L.P.
Print name of entity

By:	/s/ John Hunt
Name:	John Hunt
Title:	Managing Partner

Principal amount of Convertible Note: $4,186,936.64

Signature Page to Amendment No. 3 to the Investment and Transaction Agreement

INVESTOR:

ABRY Senior Equity Co-Investment Fund V, L.P.
Print name of entity

By:	/s/ John Hunt
Name:	John Hunt
Title:	Managing Partner

Principal amount of Convertible Note: $802,263.36

Signature Page to Amendment No. 3 to the Investment and Transaction Agreement

INVESTOR:

ABRY INVESTMENT PARTNERSHIP, L.P.

By:	ABRY Investment GP, LLC
Its:	General Partner

By:	/s/ John Hunt
Name:	John Hunt
Title:	Managing Partner

Principal amount of Convertible Note: $10,800

Signature Page to Amendment No. 3 to the Investment and Transaction Agreement

POWERFLEET, INC.

By:	/s/ Ned Mavrommatis
Name:	Ned Mavrommatis
Title:	Chief Financial Officer

Signature Page to Amendment No. 3 to the Investment and Transaction Agreement

POWERFLEET US ACQUISITION INC.

By:	/s/ Ned Mavrommatis
Name:	Ned Mavrommatis
Title:	Chief Financial Officer

Signature Page to Amendment No. 3 to the Investment and Transaction Agreement

EXHIBIT A

FORM OF CONVERTIBLE NOTE

Neither the issuance and sale of this Note nor any shares of Series A Preferred Stock issuable upon conversion of this Note, Nor any shares of common stock issuable upon conversion of the shares of Series A Preferred Stock (collectively, the “Securities”) have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. None of the Securities may be offered for sale, sold, transferred or assigned (i) in the absence of (a) an effective registration statement for such Securities under the Securities Act, or (b) an opinion of counsel (selected by Holder and reasonably acceptable to Parent), in a form reasonably acceptable to Parent, that such Securities may be offered for sale, sold, assigned or transferred pursuant to an exemption from registration or (ii) unless the Holder provides Parent with assurance (reasonably satisfactory to Parent) that such Securities can be sold, assigned or transferred pursuant to Rule 144.

POWERFLEET, INC.

CONVERTIBLE PROMISSORY NOTE

No: 1	Issuance Date: October 3, 2019
Principal: $5,000,000.00

FOR VALUE RECEIVED, PowerFleet, Inc., a Delaware corporation (“Parent”), hereby promises to pay to the order of [______] or its registered assigns (“Holder”) the amount set out above as the principal (as reduced pursuant to the terms hereof, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration or otherwise (in each case, in accordance with the terms hereof) and to accrue interest (“Interest”) on all outstanding Principal at the interest rate of ten percent (10%) per annum, subject to Section 4 below (the “Interest Rate”), from October 3, 2019 (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date, acceleration, conversion or otherwise (in each case, in accordance with the terms hereof). This Convertible Promissory Note, including all Convertible Promissory Notes issued in exchange, transfer or replacement hereof, is referred to herein as this “Note.” This Note is an unsecured obligation of Parent.

This Note is being issued to Holder, as contemplated by Section 4.01 of that certain Investment and Transaction Agreement, dated as of March 13, 2019 (as subsequently amended by that certain Amendment No. 1 dated as of May 16, 2019, that certain Amendment No. 2 dated as of June 27, 2019 and that certain Amendment No. 3 dated as of the Issuance Date and as may be further amended, supplemented or modified from time to time in accordance with the terms of the Investment Agreement, the “Investment Agreement”), by and among Parent, I.D. Systems, Inc., a Delaware corporation (“IDSY”), PowerFleet US Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Parent, and the investors set forth on Schedule I, annexed thereto, as such Schedule may be amended from time to time in accordance with the terms of the Investment Agreement. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Investment Agreement. This Note, which is referred to as a Convertible Note in the Investment Agreement, is subject to the following terms and conditions:

1. Definitions. For purposes of this Note:

(a) “Conversion Amount” has the meaning set forth in Section 5(a).

(b) “Conversion Date” has the meaning set forth in Section 5(a).

(c) “Event of Default” has the meaning set forth in Section 7(a).

(d) “Default Interest Event” has the meaning set forth in Section 4(a).

(e) “Maturity Date” has the meaning set forth in Section 2.

(f) “Maximum Rate” has the meaning set forth in Section 4(b).

(g) “Note Conversion Shares” has the meaning set forth in Section 5.

(h) “Note Conversion Price” means the then current “Series A Issue Price,” as defined in and determined under the Parent Charter.

(i) “Note Underlying Shares” means the shares of Parent Common Stock issuable upon conversion of the Note Conversion Shares.

(j) “Parent Stockholder Approval” has the meaning set forth in Section 6(a).

(k) “Prepayment Premium” means, as of the date of determination, the amount, not less than zero, equal to ten percent (10.0%) of the Principal amount less all accrued Interest up to such date.

(l) “Proposal” has the meaning set forth in Section 6(a).

(m) “Proxy Statement” has the meaning set forth in Section 6(b)(i).

(n) “Stockholders Meeting” has the meaning set forth in Section 6(a).

2. Maturity. Unless this Note has been previously converted or indefeasibly prepaid in full in accordance with the terms of Section 5 or Section 3 below, respectively, the entire outstanding Principal balance and all accrued but unpaid Interest thereon shall become fully due and payable on September 30, 2020 (the “Maturity Date”).

3. Prepayment; Payments.

(a) No amounts due under this Note may be prepaid in whole or in part prior to the Maturity Date without the written consent of Holder, except that Parent may prepay, in full and not in part, the Principal amount, together with all accrued but unpaid Interest up to the date of prepayment, if concurrently with (and in addition to) such payment, Parent pays to Holder, in cash, the Prepayment Premium. The Prepayment Premium shall also be payable in the event of conversion of this Note prior to the Maturity Date in accordance with Section 5(a) or an Event of Default. Parent acknowledges and agrees that the Prepayment Premium shall be paid regardless of whether the prepayment was made voluntarily or involuntarily, or before or after any acceleration of Parent’s obligations under this Note, and regardless of whether the payment is made in connection with an Event of Default, as liquidated damages and compensation for the costs of making funds available under this Note, and as a consequence of a reasonable calculation of Holder’s lost profits in view of the difficulties and impracticability of determining actual damages resulting from such payment.

(b) Payments made by Parent to Holder under this Note shall be credited first to enforcement or collection costs, if any, second, to the Prepayment Premium, if any, third, to all accrued (through the date of prepayment) and unpaid Interest, and the remainder, if any, applied to the Principal balance. Whenever any payment of cash is to be made by Parent to any Person pursuant to this Note, such payment shall be made by wire transfer of immediately available funds in lawful money of the United States of America. Amounts repaid or prepaid may not be reborrowed. All amounts payable by Parent hereunder shall be made without set-off or counterclaim.

4. Interest; Interest Rate.

(a) Interest on this Note shall accrue from and after the Issuance Date until the indefeasible payment in full of all amounts due under this Note. Interest shall be computed on the basis of actual number of days elapsed over a 360-day year. Interest on this Note shall accrue at the Interest Rate; provided, however, that if Holder shall default in payment of Principal or Interest or any other amount becoming due hereunder, whether at scheduled maturity, by mandatory prepayment, acceleration or otherwise, or if any other Event of Default has occurred, or if this Note shall not have been converted and any portion of the Principal or Interest shall remain outstanding after the Maturity Date (each, a “Default Interest Event”), then commencing on the date of the occurrence of such Default Interest Event and on each monthly anniversary thereafter, the Interest Rate shall increase by 100 basis points until the indefeasible payment in full of all amounts due under this Note or in the case of an Event of Default, such Event of Default has been cured, but in no event shall the Interest Rate exceed seventeen and one-half percent (17.5%) per annum. From and after the occurrence of any Default Interest Event or in the case of an Event of Default, until such Event of Default has been cured, all accrued and unpaid Interest shall be payable upon demand. If this Note converts pursuant to Section 5, Interest shall be due upon such conversion and shall be payable by way of inclusion of Interest in the Conversion Amount in accordance with Section 5, otherwise, all Interest shall be payable in cash in accordance with the terms hereof.

(b) Notwithstanding the foregoing, Parent and Holder intend for this Note to comply in all respects with all provisions of Law and not to violate, in any way, any legal limitations on interest charges. Accordingly, if, for any reason, Parent is required to pay, or has paid, Interest at a rate in excess of the highest rate of interest that may be charged by Holder or that Parent may legally contract to pay under applicable Law (the “Maximum Rate”), then the applicable interest rate shall be deemed to be reduced, automatically and immediately, to the Maximum Rate, and such Interest payable hereunder shall be computed and paid at the Maximum Rate and the portion of all prior payments of Interest in excess of then applicable Maximum Rate shall be deemed to have been payments in reduction of the outstanding principal of this Note and applied as partial prepayments.

5. Conversion of Note. This Note shall be convertible into shares of Series A Preferred Stock (the “Note Conversion Shares”), on the terms and conditions set forth in this Section 5.

(a) Conversion upon Parent Stockholder Approval. If Parent Stockholder Approval is obtained before the Maturity Date, then the entire outstanding Principal balance and all accrued but unpaid Interest thereon, together with the applicable Prepayment Premium (such aggregate amount, the “Conversion Amount”) will automatically upon the effectiveness of such Parent Stockholder Approval, without further action, notice or deed on the part of any Person, convert into a number of Note Conversion Shares equal to the quotient (rounded up to the nearest whole number of shares) of (i) the applicable Conversion Amount divided by (ii) the Note Conversion Price. Notwithstanding anything set forth in this Note to the contrary, the Note Conversion Shares shall be deemed to have been issued on the date on which the Parent Stockholder Approval is obtained (the “Conversion Date”). From and after the Conversion Date, this Note shall represent the right of Holder to receive the Note Conversion Shares in accordance with Section 5(b), and Holder shall be deemed for all purposes a record holder of the Note Conversion Shares as of the Conversion Date, regardless of whether such Note Conversion Shares have been received by Holder or this Note has been surrendered in accordance with Section 19 (which actions shall be purely ministerial in nature and shall not affect the deemed issuance of the Note Conversion Shares to Holder on the Conversion Date).

(b) Notice of Issuance; Delivery of Note. Parent shall, as soon as practicable (but in no event later than three (3) Business Days) after the Conversion Date, issue and deliver to Holder or to its nominees, a notice of issuance or uncertificated shares in lieu of certificates for the full number of Note Conversion Shares deemed issued on the Conversion Date in accordance with the provisions of such Section 5(a).

6. Proxy Statement; Stockholders Meeting.

(a) Stockholders Meeting. At any time following the execution and delivery of this Note, Parent may, but shall not be obligated to, call a meeting of its stockholders, which may be its annual meeting of stockholders (the “Stockholders Meeting”) to seek approval of Parent’s stockholders for the issuance of all of the Note Conversion Shares in accordance with Nasdaq Listing Rule 5635 (the “Proposal” and the approval of the Proposal by the holders of the requisite number of shares of Parent Common Stock as contemplated by this Section 6, the “Parent Stockholder Approval”). In connection with the Stockholders Meeting, Parent, acting through the Parent Board, shall (i) recommend the approval of the Proposal by Parent’s stockholders in the Proxy Statement (as defined below), unless such recommendation would result in a violation of the fiduciary duties of the Parent Board under applicable Law, (ii) otherwise comply with all legal and Nasdaq requirements applicable to such meeting, (iii) use its reasonable best efforts to solicit from its stockholders proxies in favor of (it being understood that a proxy card will be deemed voted “in favor of” a matter to be acted upon by Parent’s stockholders if it provides the stockholder with the ability to either vote for, vote against or abstain from voting on, such matter) the approval of the Proposal and (iv) subject to the parenthetical in the immediately preceding clause (iii), take all other actions reasonably necessary or advisable to secure the approval of the Proposal in order to satisfy the requirement of applicable Law and the rules and regulations of Nasdaq.

(b) Proxy Materials.

(i) In the event Parent calls a Stockholders Meeting, Parent shall cause to be prepared and filed with the SEC proxy materials, including a proxy statement and form of proxy (collectively, as amended or supplemented, the “Proxy Statement”), for use at the Stockholders Meeting. Parent shall use its reasonable best efforts to ensure that the Proxy Statement complies as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, and with all other applicable Law. The Proxy Statement shall include (i) a statement to the effect that the Parent Board has determined that the Proposal is in the best interests of Parent and its stockholders and has approved and declared advisable the issuance of the Note Conversion Shares and (ii) the recommendation of the Parent Board in favor of the approval of the Proposal, unless such recommendation would result in a violation of the fiduciary duties of the Parent Board under applicable Law.

(ii) Parent, on the one hand, and Holder, on the other hand, shall furnish all information concerning such party and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other party and shall otherwise reasonably assist and cooperate with the other in the preparation of the content of the Proxy Statement related to the Proposal, and the resolution of any comments received by Parent from the SEC. Parent shall give Holder the reasonable opportunity to review and comment on the Proxy Statement (solely with respect to the Proposal) and Parent shall give due consideration to Holder’s comments with respect thereto. Parent shall make all necessary filings with respect to the Proposal under the Securities Act and the Exchange Act and any necessary state securities Laws or “blue sky” notice requirements in connection with the issuance of the Note Conversion Shares. Parent shall use its reasonable best efforts to cause the Proxy Statement to be delivered to its stockholders in accordance with applicable Law and the rules and regulations of Nasdaq. Notwithstanding anything herein to the contrary, to the extent reasonably practicable, Parent shall cooperate and consult, in good faith, with Holder with respect to the filing with, or submission to, the SEC and Nasdaq of all forms, reports, applications or other documents to be so filed or submitted in connection with the Proposal, which shall include, without limitation, providing Holder the reasonable opportunity to review and comment on any such form, report, application or other document. Parent shall give due consideration to Holder’s comments with respect to any such form, report, application or other document.

(iii) If at any time prior to the receipt of the Parent Stockholder Approval, any information relating to Parent or Holder, or any of their respective Affiliates, directors or officers, should be discovered by such party which is required to be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, with respect to the Proxy Statement, to the extent required by applicable Law, disseminated to the stockholders of Parent.

(iv) Parent shall notify Holder promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement related to the Proposal or for additional information and shall supply, within one (1) day of receipt thereof, Holder with copies of all correspondence between Parent or its representatives on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proposal. Parent shall give Holder and its counsel a reasonable opportunity to participate in preparing the proposed response by Parent and/or Parent to comments received from the SEC or its staff related to the Proposal and to provide comments on any proposed response thereto, and Parent shall give due consideration to any such comments and shall not submit any such response without Holder’s prior review. Parent shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement. No amendment or supplement to the content of the Proxy Statement related to the Proposal shall be made by Parent without Holder’s prior review.

7. Events of Default.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) Parent breaches any covenant or agreement in this Note (including, for the avoidance of doubt, any covenant or agreement set forth in Section 6) and, to the extent such breach is curable, fails to cure such breach within 10 days after having received written notice from Holder thereof;

(ii) Parent breaches in any material respect any covenant, agreement or representation or warranty in any other Transaction Document and, to the extent such breach is curable, fails to cure such breach within 10 days after having received written notice from Holder thereof;

(iii) Parent’s failure to pay to Holder any amount of Principal or Interest when and as due under this Note;

(iv) the occurrence of a breach, default or event of default under any now or hereafter existing indebtedness of the Parent or any Subsidiary which gives rise to the acceleration of such indebtedness;

(v) the incurrence of any indebtedness by Parent or any Subsidiary of Parent other than incurrences of indebtedness by Powerfleet Israel Holding Company Ltd. under its existing credit agreement with Bank Hapoalim B.M. in accordance with the terms of such agreement as in effect on the Issuance Date;

(vi) the issuance, delivery or sale of, any equity securities of Parent or any Subsidiary of Parent or any securities convertible into or exchangeable or exercisable for equity securities of Parent or any Subsidiary of Parent, other than the issuance of any Parent Common Stock;

(vii) Parent files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium Law or any other Law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(viii) an involuntary petition is filed against Parent (unless such petition is dismissed or discharged within 60 days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any material part of the property of Parent (unless such appointment is dismissed or discharged within 60 days).

(b) Rights upon Event of Default. Upon the occurrence of any Event of Default described in clause (vii) or (viii) of Section 7(a), all Principal and Interest outstanding under this Note, together with the Prepayment Premium, shall become immediately due and payable in full, without presentment, demand, notice, protest or legal process of any kind, all of which are hereby expressly waived by Parent, and upon the occurrence of any other Event of Default, Holder may at its option, without presentment, demand, notice, protest or legal process of any kind, all of which are hereby expressly waived by Parent, declare all Principal and Interest outstanding under this Note due and payable; and in either case, Holder may exercise any other remedy specifically granted under this Note, the other Transaction Documents and now or hereafter existing in equity, at law, or by virtue of statute (including, without limitation, the Uniform Commercial Code).

8. Noncircumvention. Parent hereby covenants and agrees that Parent will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of Holder.

9. Rights of Note Conversion Shares. Upon issuance, the Note Conversion Shares shall have all the rights, preferences, powers, privileges and restrictions of the Series A Preferred Stock described in the Parent Charter as then in effect. For the avoidance of doubt, the Note Conversion Shares shall be convertible into Note Underlying Shares at the conversion price equal to the then current Series A Conversion Price in accordance with the Parent Charter.

10. Voting Rights. Holder shall have no voting rights as Holder of this Note, except as required by Law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note, the Parent Charter or any other Transaction Documents. For the avoidance of doubt, Holder shall have no right to vote as a holder of Note Conversion Shares unless and until this Note is converted in accordance with Section 5 and then subject to the terms of the Parent Charter.

11. Amendment. Provisions of this Note may be amended, modified or waived only by the written consent of Parent and the Holder.

12. Transfer. This Note, the Note Conversion Shares issuable upon conversion of this Note and the Note Underlying Shares may not be offered for sale, sold, transferred or assigned (a) in the absence of (i) an effective registration statement for this Note, the Note Conversion Shares issuable upon conversion of this Note or the Note Underlying Shares, or (ii) an opinion of counsel (selected by Holder and reasonably acceptable to Parent), in a form reasonable acceptable to Parent, that this Note, the Note Conversion Shares issuable upon conversion of this Note and the Note Underlying Shares may be offered for sale, sold, assigned or transferred pursuant to an exemption from registration; provided that such opinion of counsel shall not be required in connection with any such sale, assignment or transfer to an institutional accredited investor that prior to such sale, assignment or transfer is a holder of Notes or an Affiliate of Holder, or (b) Holder provides Parent with assurance (reasonably satisfactory to Parent) that such Note, the Note Conversion Shares issuable upon the conversion of this Note or the Note Underlying Shares can be sold, assigned or transferred pursuant to Rule 144.

13. Reissuance of this Note.

(a) Transfer. The Note may be transferred or otherwise assigned only by surrender of this Note and issuance of a new Note in accordance with this Section 13, and neither this Note nor any interests therein may be sold, transferred or assigned to any Person except upon satisfaction of the conditions specified in this Section 13. If this Note is to be transferred or assigned, Holder shall surrender this Note to Parent, whereupon Parent will forthwith issue and deliver upon the order of Holder a new Note (in accordance with Section 13(d)), registered as Holder may request, representing the outstanding Principal being transferred by Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 13(d)) to Holder representing the outstanding Principal not being transferred. Notwithstanding anything to the contrary in this Section 13, transfers of this Note shall be subject to Section 12.

(b) Lost, Stolen or Mutilated Note. Upon receipt by Parent of evidence reasonably satisfactory to Parent of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by Holder to Parent in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, Parent shall execute and deliver to Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by Holder at the principal office of Parent, for a new Note or Notes (in accordance with Section 13(d) and in Principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever Parent is required to issue a new Note pursuant to the terms of this Note, such new Note: (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note and subject to the other provisions of this Section 13, the Principal remaining outstanding, (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest on the Principal of such new Note, from the Issuance Date.

14. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The rights and remedies of Holder provided in this Note shall be cumulative and in addition to all, and not exclusive of any, other rights and remedies available to Holder under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit Holder’s right to pursue actual and consequential damages for any failure by Parent to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by Holder and shall not, except as expressly provided herein, be subject to any other obligation of Parent (or the performance thereof). Parent acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Holder and that the remedy at law for any such breach may be inadequate. Parent therefore agrees that, in the event of any such breach or threatened breach, Holder shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, and to seek to specifically enforce this Note (including, without limitation, Section 5) without the necessity of showing economic loss and without any bond or other security being required.

15. Payments of Enforcement Costs. If (a) this Note is collected or enforced through any legal proceeding or Holder otherwise takes action to collect amounts then due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of Parent or other proceedings affecting Parent’s creditors’ rights and involving a claim under this Note, then Parent shall pay the costs incurred by Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

16. Construction; Headings. This Note shall be deemed to be jointly drafted by Parent and Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

17. No Waiver. No failure or delay on the part of Holder in the exercise of any power, right or privilege hereunder shall affect any such power, right or privilege or operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

18. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the Investment Agreement. Parent shall provide Holder with prompt written notice of all actions taken pursuant to this Note to the extent required hereunder, including in reasonable detail a description of such action and the reason therefor.

19. Cancellation. After all Principal, accrued Interest and other amounts at any time owed on this Note have been indefeasibly paid in full or converted in accordance with Section 5, as the case may be, this Note shall automatically be deemed canceled, shall, subject to Section 13(b), be surrendered to Parent at the principal office of Parent for cancellation and shall not be reissued.

20. Waiver of Notice. To the extent permitted by Law, Parent hereby waives demand, notice, presentment, protest, honor, dishonor and all other demands and notices (other than the notices expressly provided for in this Note) in connection with the delivery, acceptance, default or enforcement of this Note.

21. Governing Law. This Note shall be governed by and construed in accordance with the Law of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Law of any other jurisdiction.

(Signature page follows)

IN WITNESS WHEREOF, Parent has caused this Note to be duly executed as of the Issuance Date set forth above.

POWERFLEET, INC.

By:
Name:	Ned Mavrommatis
Title:	Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED:

[_______]

By:
Name:	[_______]
Title:	[_______]

Signature Page to PowerFleet, Inc. Convertible Promissory Note